EXHIBIT 99.1

Leidos Holdings, Inc. Reports First Quarter Calendar Year 2015 Results

•	Revenues: $1.25 billion

•	Diluted Earnings per Share from Continuing Operations: $0.31

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.65

•	Cash Flows Used In Operating Activities of Continuing Operations: $42 million
RESTON, Va., May 12, 2015 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the first quarter of calendar year 2015.
Roger Krone, Leidos Chairman and Chief Executive Officer commented: “We are starting out the year on a good note, with the first quarter's financial and operational performance coming in as expected, and tracking well to our annual guidance. We are making good progress in expanding our served markets, improving our business development results, and focusing the Company on our core competencies. The continued dedication and customer-centric focus of our employees increases our ability to deliver on the promise of Leidos, and I am encouraged by the possibilities ahead."
First Quarter Summary Results
In March 2015, the Company announced a change in its fiscal year end from the Friday nearest the end of January to the Friday nearest the end of December. The quarterly results are for the three months ended April 3, 2015, which includes the last month of the previous fiscal year ended January 30, 2015. The results for the first quarter of the prior year are for the three months ended May 2, 2014.
Revenues for the quarter were $1.2 billion, reflecting a revenue contraction of 5 percent, compared to $1.3 billion in the prior year.
Operating income from continuing operations for the quarter was $38 million compared to $87 million in the prior year. This quarter includes a previously reported non-cash asset impairment charge of $40 million, related to entering into a definitive agreement with Greenleaf Power Consolidated, LLC for the sale of the Plainfield biomass power plant for a sales price that was below the Company's carrying value. The sale is subject to certain closing conditions, including regulatory approval, and is expected to occur later in 2015.
Diluted earnings per share from continuing operations for the quarter was $0.31 compared to $0.57 in the prior year. Non-GAAP diluted earnings per share from continuing operations for the quarter was $0.65 compared to $0.59 in the prior year. The diluted share count for the quarter was 75 million, down 4 percent from 78 million in the prior year primarily due to share repurchases.

First Quarter Segment Operating Results

	Three Months Ended
	April 3, 2015	May 2, 2014	Revenue (Contraction) Growth
Revenues:	($ millions)
National Security Solutions	$862	$944	(9)%
Health and Engineering	385	372	3%
Corporate and Other	(1)	(4)	NM
Total	$1,246	$1,312	(5)%

			Operating Margin
Operating income (loss):			CY 2015	FY 2015
National Security Solutions	$62	$77	7.2%	8.2%
Health and Engineering	(7)	23	(1.8)%	6.2%
Corporate and Other	(17)	(13)	NM	NM
Total	$38	$87	3.0%	6.6%
NM - Not Meaningful
National Security Solutions
National Security Solutions revenues for the quarter decreased $82 million, or 9 percent, compared to the prior year. The revenue contraction was primarily attributable to contract activities tied to the drawdown of overseas U.S. military forces, reductions in defense and U.S. Government spending resulting from budget cuts, and higher competition resulting in lower contract awards.
National Security Solutions operating income margin for the quarter was 7.2 percent, down from 8.2 percent in the prior year primarily due to a decrease in net favorable changes in contract estimates and previously reported facilities exit costs.
Health and Engineering
Health and Engineering revenues for the quarter increased $13 million, or 3 percent, compared to the prior year. The revenue growth reflects higher sales volume in our engineering and security products businesses, which were partially offset by continued revenue decreases in our health business.
Health and Engineering operating loss for the quarter was $7 million compared to operating income of $23 million for the prior year. The quarter includes significant margin improvement primarily associated with our revenue mix of higher products sales, offset by a previously reported $40 million non-cash asset impairment charge attributed to the Plainfield biomass power plant.
Corporate and Other
Corporate and Other segment operating loss for the quarter was $17 million compared to $13 million in the prior year. The quarter includes $10 million in lease termination costs and a provision for a litigation matter.

Cash Generation and Capital Deployment
Cash flow used by operating activities of continuing operations for the quarter was $42 million, impacted by annual bonus payments, a higher than typical level of income tax payments, and the previously reported employer defined retirement contribution. Cash flow benefited from the decrease in days sales outstanding to 71 days as compared to 76 days for the first quarter of the prior year.
Cash flows used in financing activities of continuing operations was $57 million, which includes $28 million for the repurchase of debt and a cash dividend of $24 million, or $0.32 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
As of April 3, 2015, the Company had $377 million in cash and cash equivalents and $1.2 billion in long-term debt.
New Business Awards
New business bookings totaled $891 million in the quarter, representing a book-to-bill ratio of 0.72.
Notable recent awards received include:

•
United States Army: The Company was awarded a prime contract by the U. S. Army Intelligence and Security Command to provide global intelligence support services. The multiple-award indefinite-delivery/indefinite-quantity contract has a five-year period of performance and a total contract ceiling of $7.2 billion. The Company is one of thirteen large business contractors eligible to compete for task orders under the contract.

•
Intelligence Community: The Company was awarded contracts valued at $364 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
National Institutes of Health: The Company was awarded a prime contract by the National Institutes of Health (NIH) to provide professional information technology and technical services to the NIH Center for Information Technology. The multiple-award blanket purchase agreement has a five-year period of performance and a total contract ceiling of $100 million for all awardees. The Company is one of five contractors eligible to compete for task orders under the contract.

•
Naval Facilities Engineering Command: The Company was awarded a prime contract from the Naval Facilities Engineering Command Atlantic to provide environmental planning and mission operations support for U.S. Navy and Marine Corps aircraft. The single-award indefinite delivery/indefinite quantity contract has a potential value of $50 million over the five year performance period ending in 2020.

The Company’s backlog of signed business orders at the end of the quarter was $7.5 billion, of which $2.8 billion was funded.  As compared to the first quarter of the prior year, total backlog decreased 15 percent and funded backlog decreased 11 percent. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance
The Company affirms previously issued calendar year 2015 guidance, which is based on a 12 month period from January 3, 2015 to January 1, 2016 as follows:

•	Revenues of $4.6 billion to $5.0 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.20 to $2.45; and

•	Cash flows provided by operating activities from continuing operations of at or above $200 million.
Calendar year 2015 guidance excludes the impact of potential future acquisitions, divestitures, and other non-ordinary course items.
Key Performance Indicators and Non-GAAP Financial Measures
Management reviews key performance indicators including revenue, segment operating margins, diluted earnings per share from continuing operations, cash flows from continuing operations, and backlog, among other metrics on a regular basis. Of these metrics, there are certain metrics that are not measures of financial performance under generally accepted accounting principles in the U. S. (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. These non-GAAP measures provide useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and are considered important financial measures by management and investors. We consider non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, gains and losses on sales of businesses, and impairments.

Conference Call Information

Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on May 12, 2015. Analysts and institutional investors may participate by dialing +1 (877) 377-7103 (U.S. dial-in) or +1 (408) 940-3826 (international dial-in) and entering passcode 89668189.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http:ir.leidos.com).

After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (855) 859-2056 (toll-free U.S.) or +1 (404) 537-3406 (international) and entering passcode 89668189.
About Leidos
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 19,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation's digital and physical infrastructure from 'new world' threats. Leidos is headquartered in Reston, Virginia with employees located worldwide. For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; our ability to comply with our administrative agreement with the U.S. Army; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to timely complete the divestiture of the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the September 2013 spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of May 12, 2015. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Kelly P. Hernandez
571.526.6404
Kelly.P.Hernandez@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	April 3, 2015	May 2, 2014

Revenues	$1,246	$1,312
Costs and expenses:
Cost of revenues	1,093	1,141
Selling, general and administrative expenses	75	84
Asset impairment charges	40	—
Operating income	38	87
Non-operating income (expense):
Interest expense, net	(14)	(20)
Other (expense) income, net	(1)	2
Income from continuing operations before income taxes	23	69
Income tax expense	—	(24)
Income from continuing operations	23	45
Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	(13)
Income tax benefit	18	5
Income (loss) from discontinued operations	18	(8)
Net income	$41	$37
Earnings (loss) per share:
Basic:
Income from continuing operations	$0.32	$0.58
Income (loss) from discontinued operations	0.24	(0.10)
	$0.56	$0.48
Diluted:
Income from continuing operations	$0.31	$0.57
Income (loss) from discontinued operations	0.24	(0.10)
	$0.55	$0.47
Weighted average number of common shares outstanding:
Basic	73	77
Diluted	75	78

Cash dividends declared per share	$0.32	$0.32

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	April 3, 2015	January 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$377	$443
Receivables, net	977	896
Inventory, prepaid expenses and other current assets	297	273
Assets of discontinued operations	—	6
Total current assets	1,651	1,618
Property, plant and equipment, net	308	308
Intangible assets, net	35	37
Goodwill	1,207	1,207
Deferred income taxes	13	14
Other assets	95	97
	$3,309	$3,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$745	$675
Accrued payroll and employee benefits	237	264
Notes payable and long-term debt, current portion	2	2
Liabilities of discontinued operations	3	10
Total current liabilities	987	951
Notes payable and long-term debt, net of current portion	1,156	1,164
Other long-term liabilities	166	168
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at April 3, 2015 and January 30, 2015	—	—
Common stock, $.0001 par value, 500 million shares authorized, 74 million shares issued and outstanding at April 3, 2015 and January 30, 2015	—	—
Additional paid-in capital	1,431	1,433
Accumulated deficit	(419)	(424)
Accumulated other comprehensive loss	(12)	(11)
Total stockholders’ equity	1,000	998
	$3,309	$3,281

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	April 3, 2015	May 2, 2014
Cash flows from operations:
Net income	$41	$37
(Income) loss from discontinued operations	(18)	8
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	12	18
Stock-based compensation	6	11
Asset impairment charges	40	—
Other	(1)	(1)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	17	(48)
Inventory, prepaid expenses and other current assets	(29)	(36)
Deferred income taxes	23	—
Accounts payable and accrued liabilities	30	22
Accrued payroll and employee benefits	(59)	(32)
Income taxes receivable/payable	(98)	14
Other long-term assets/liabilities	(6)	(2)
Total cash flows used in operating activities of continuing operations	(42)	(9)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(3)	(10)
Other	1	—
Total cash flows used in investing activities of continuing operations	(2)	(10)
Cash flows from financing activities:
Payments of notes payable and long-term debt	(29)	—
Sales of stock and exercises of stock options	1	2
Repurchases of stock and stock received for tax withholdings	(6)	(212)
Dividend payments	(24)	(24)
Other	1	1
Total cash flows used in financing activities of continuing operations	(57)	(233)
Decrease in cash and cash equivalents from continuing operations	(101)	(252)
Cash flows from discontinued operations:
Cash provided by operating activities of discontinued operations	13	5
Cash provided by investing activities of discontinued operations	6	—
Increase in cash and cash equivalents from discontinued operations	19	5
Total decrease in cash and cash equivalents	(82)	(247)
Cash and cash equivalents at beginning of period	459	430
Cash and cash equivalents at end of period	$377	$183

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested. The Company segregates its backlog into two categories as follows: funded backlog and negotiated unfunded backlog.

•
Funded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which the Company is obligated to perform, less revenues previously recognized on these contracts.

•
Negotiated unfunded backlog. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	April 3, 2015	January 30, 2015
National Security Solutions:
Funded backlog	$1,786	$1,596
Negotiated unfunded backlog	4,073	4,491
Total National Security Solutions backlog	$5,859	$6,087
Health and Engineering:
Funded backlog	$975	$1,061
Negotiated unfunded backlog	636	645
Total Health and Engineering backlog	$1,611	$1,706
Total:
Funded backlog	$2,761	$2,657
Negotiated unfunded backlog	4,709	5,136
Total backlog	$7,470	$7,793

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
The Company refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the U.S. (GAAP) and should not be considered a substitute to diluted earnings per share from continuing operations as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income (loss) from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, gains and losses on sales of businesses, and impairments.
Non-GAAP diluted earnings per share from continuing operations adjusts diluted earnings per share from continuing operations for the following discrete items:

•
Restructuring expenses - This adjustment represents costs for lease termination and facility consolidation associated with the Company's September 2013 spin-off of its former technical services and enterprise IT business.

•	Plainfield asset impairment charges - This adjustment represents the impairment of a long-lived tangible asset related to entering into a definitive agreement for the sale of Plainfield.

The non-GAAP diluted earnings per share from continuing operations as of the dates presented were as follows:

	Three Months Ended
	April 3, 2015	May 2, 2014
GAAP income from continuing operations	$23	$45
Restructuring expenses	2	1
Plainfield asset impairment charges	40	—
Total non-GAAP adjustments	42	1
Adjustment to the income tax provision to reflect non-GAAP adjustments*	(16)	—
Non-GAAP income from continuing operations	$49	$46
GAAP diluted earnings per share from continuing operations	$0.31	$0.57
Total adjustments from non-GAAP income from continuing operations, above	0.34	0.02
Non-GAAP diluted earnings per share from continuing operations	$0.65	$0.59
Diluted shares	75	78

* Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.